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AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION AND SUBSIDIARIES

                  SUBSIDIARIES OF THE REGISTRANT





                 Rospatch Jessco Corporation            Michigan

                 Tiffin Enterprise, Inc.                Ohio

            (A)  B.I.C. America, Inc.                   Ohio

                 Rospatch Orlando, Inc.                 Delaware


(A)  A wholly-owned subsidiary of Tiffin Enterprise, Inc.